Exhibit 3.7

CERTIFICATE OF FORMATION

OF

Delaware City Logistics Company LLC

1. The name of the limited liability company is: Delaware City Logistics Company LLC.

2. The address of the registered office in the State of Delaware is; Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Delaware City Logistics Company LLC this 1st day of April, 2015.

/s/ Jeffrey Dill
Jeffrey Dill
Authorized Person